UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2014

AMC ENTERTAINMENT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8747	43-1304369
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

One AMC Way

11500 Ash Street, Leawood, KS 66211

(Address of Principal Executive Offices, including Zip Code)

(913) 213-2000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of AMC Entertainment Inc. (the “Corporation”), the Nominating and Corporate Governance Committee of the Corporation has recommended to the board of directors of the Corporation (the “Board”), and the Board determined on December 15, 2014, that it is advisable and in the best interest of the Corporation to appoint Kathleen M. Pawlus effective as of December 17, 2014 to serve as a Director of the Board to fill the remaining vacant position created by the expansion of the Board.  Ms. Pawlus will not receive any compensation from the Corporation for serving on the Board, however, Ms. Pawlus will receive an annual cash retainer of $50,000 from AMC Entertainment Holdings, Inc. and an annual stock award under the AMC Entertainment Holdings, Inc. 2013 Equity Incentive Plan with a value of $100,000, each to be calculated on a prorated basis for the remainder of 2014, for serving on its board of directors.  Ms. Pawlus has been deemed by the Board to be independent, qualifies as an “audit committee financial expert” and has been appointed to serve on the Audit Committee of the Board.

Lin Zhang who served on the Audit Committee prior to the appointment of Ms. Pawlus resigned from the Audit Committee, effective as of December 16, 2014.  As of December 17, 2014 our Audit Committee will be comprised of three independent members, all of whom are financially literate as defined in Item 401(d) of Regulation S-K.  Mr. Zhang will continue to serve as a Director of the Board.

Ms. Pawlus is a partner of and the Global Assurance Chief Financial Officer and Chief Operating Officer for Ernst & Young, LLP.  During the period from January 1, 2013 through December 15, 2014, the Corporation paid Ernst & Young, LLP approximately $4.4 million for professional services.  As a result of her relationship with Ernst & Young, LLP, Ms. Pawlus has had an indirect interest in the payments made by the Corporation to Ernst & Young, LLP.  Ms. Pawlus will retire from Ernst & Young, LLP effective as of December 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has du1y caused this report to be signed on its behalf by the undersigned hereunto du1y authorized.

AMC ENTERTAINMENT INC.

Date: December 15, 2014	By:	/s/ Craig R. Ramsey
Craig R. Ramsey
Executive Vice President and Chief Financial Officer